LETTER OF RESIGNATION



DATE:    May 24, 2002


TO:      Frederick A. Cary, CEO
         Path 1 Network Technologies Inc.


Dear Mr. Cary:

This letter confirms our agreement and understandings having to do with my decision to resign as an officer and employee of Path 1.

I have decided to pursue other opportunities for which reason I am tendering my resignation, effective date on which this letter is signed by both of us. I understand that I am entitled to COBRA benefits as a result of federal law. You will provide me with the appropriate notices, procedures and documents for exercising my rights in this regard.

I am foregoing any right I may have for severance pay and will serve, on a non-exclusive basis, as a consultant to the company for a period of thirty (30) days at the rate of $10,000 per month. Any other terms of my consulting contract will be included in a writing that both you and I will sign. A copy of that agreement is attached to this letter. Regardless of any other understanding or agreement, it is understood that, as a consultant, I have the right and ability to participate in any other business activity, including establishing a new company, participating in the operation, management or ownership of an existing company other than Path 1 or managing, consulting with or assisting any other company, individual or business enterprise. I will also have the right to consult with any other company or companies during the period in which I am a consultant to Path 1. My consulting agreement with Path1 may be extended by mutual agreement of the parties, but any extension must be in writing. It is understood that, during my consultancy, I will be a third-party, independent contractor and not a trustee or fiduciary to Path 1, its board or shareholders.

You have also agreed to extend the time for me to exercise any vested options that I own, to three (3) years. I have a right, at any time during that period, to exercise any or all of those options. I am also permitted to exercise those options on a partial basis, if I want, and purchase less than all of the stock on which I have an option.

I have agreed that any stock I own, or will own pursuant to the exercise of some or all of my options, will be sold only in accordance with Rule 144 of the Securities Act of 1933 and any other securities regulations. In that regard, I agree, on behalf of myself and my successors, assigns and survivors, that I will not sell any more than 40,000 shares in any thirty (30) day period without prior written approval from Path 1, which shall not be unreasonably withheld. This paragraph shall not be applicable in the event of a merger of Path 1 into another company or in the event that the average trading volume of Path 1 shares exceeds 100,000 shares daily for a continuous sixty (60) day period. You have agreed that Path 1 will cooperate with me, or any agent I employ, in the timely removal of any limitations to my sale of any stock I own or will own and any the removal of any restrictive legends that would otherwise prevent the sale of any stock that I own or will own.

I will reasonably cooperate with Path 1 in the execution of any other documents that the company thinks necessary or advisable in the termination of my employment. This does not mean that I have an absolute obligation to sign anything presented to me. I have the right to refrain from agreeing with anything I reasonably believe to be against my best interest.

We are both signing this letter so that it is understood that we both agree to its terms. It is effective on the date it is signed by both parties.

Sincerely,

Doug




                  /s/ Douglas A. Palmer              May 24, 2002
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                  Douglas A. Palmer                  Date





                  /s/ Frederick A. Cary              May 24, 2002
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                  Frederick A. Cary                  Date